Exhibit 99.1

Heritage Global Partners Acquires American Laboratory Trading

Strengthens position in critical industrial sector through the acquisition of a leading reseller of lab equipment assets

San Diego, CA. (August 23, 2021) —Heritage Global Partners (“HGP”), a worldwide leader in asset advisory and auction services, and a subsidiary of Heritage Global Inc. (Nasdaq: HGBL) today announced that it has, through an affiliate, acquired substantially all of the assets of American Laboratory Trading (“ALT”), one of the largest suppliers of premium refurbished lab equipment in North America and a key provider of surplus asset services for the life sciences. HGP also acquired the building and property at 12 Colton Road in East Lyme, Connecticut that ALT currently occupies. ALT’s headquarters and operations will remain in East Lyme under the continued leadership of Jayson Bernstein, President of ALT. The acquisition greatly enhances HGP’s position and reach in the biotech sector as well as its footprint in New England and the Boston biotech community.

Ross Dove, CEO of Heritage Global Inc. said, “We remain committed to steadily growing our company and enhancing shareholder value. The acquisition of ALT further strengthens our service offering in the biotech and pharma sectors which have been our most important vertical on the industrial side of our business over the past decade. We believe this bolt-on acquisition positions us to be the dominant leader in these sectors for years to come and should have an immediate impact to our bottom line. We are pleased to welcome ALT and their talented team into the Heritage Global family of companies.”

Based in East Lyme, Connecticut for over 20 years, ALT purchases, refurbishes, and resells biotech and pharmaceutical laboratory equipment and currently has over 6,000 instruments in stock. ALT is the preferred provider of refurbished lab equipment and surplus asset services for BIO, the largest advocacy organization serving the biotech industry, and also a value-added reseller (VAR) for Agilent Technologies, one of the largest manufacturers of life sciences equipment and supplies.

Nick Dove, President of Heritage Global Partners added, “ALT has been a leader in acquiring and reselling biotech assets for more than two decades and I am confident that their experience, capabilities, and client base will prove to be key growth factors for HGP. Over the last few years, we have worked for, and partnered with ALT on over 20 engagements. Having successfully test-driven the partnership, we expect a seamless integration of ALT into the Industrial Assets division of Heritage Global Inc. and look forward to continuing to build upon our successful partnership.”

Jayson Bernstein, President of ALT stated, “Joining the Heritage family means that we can deliver a broader scope of options and better results for our clients to help them maximize their ROI on their surplus or idle assets. With better access to capital, the strength of one of the world’s largest auction companies, and access to Heritage Global’s leadership team, we are well positioned to organically grow our resale business while simultaneously delivering auction opportunities to HGP.”

About HGP
Heritage Global Partners, Inc. Is a subsidiary of Heritage Global Inc. (NASDAQ:HGBL) and one of the world’s largest industrial auction firms, providing asset valuation, acquisition and disposition services.

About Heritage Global Inc.
Heritage Global Inc. (NASDAQ: HGBL) is an asset services company specializing in financial and industrial asset transactions. The company provides a full suite of services including market making, acquisitions, dispositions, valuations and secured lending. Heritage Global focuses on identifying, valuing, acquiring and monetizing underlying tangible and intangible assets across twenty-eight global sectors. The company acts as an adviser, as well as a principal, acquiring or brokering turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios, intellectual property, and entire business enterprises.

CONTACTS:

Ross Dove

CEO, HGI

650-291-0824

rdove@hginc.com

Nick Dove

President, HGP

858-847-0659

ndove@hginc.com

Jayson Bernstein

President, ALT

702-236-0953

jayson@alt-inc.com

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203/972-9200

jnesbett@imsinvestorrelations.com